                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                                  Mavesa, S.A.

                                       by

                            Primor Inversiones, C.A.

                          a wholly owned subsidiary of

                             Primor Alimentos, C.A.

     THE VENEZUELAN OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., NEW YORK CITY TIME (5:00 P.M., CARACAS TIME), ON TUESDAY, MARCH 27, 2001,
                   UNLESS THE VENEZUELAN OFFER IS EXTENDED.

                                                               February 21, 2001

To Our Clients:

   Enclosed for your consideration are the Venezuelan Offer to Purchase dated February 21, 2001 (the "Offer to Purchase"), the Supplement to the Venezuelan Offer to Purchase dated February 21, 2001 (the "Supplement" and, together with the Offer to Purchase, the "Offer to Purchase and Supplement") and the related Share Letter of Transmittal (which collectively, together with any amendments or supplements thereto, constitute the "Venezuelan Offer") relating to the offer by Primor Inversiones, C.A. (the "Purchaser"), a corporation organized under the laws of Venezuela and a wholly owned subsidiary of Primor Alimentos, C.A. ("Primor"), a corporation organized under the laws of Venezuela, to purchase all outstanding shares of common stock ("Shares") of Mavesa, S.A., a sociedad anonima organized under the laws of Venezuela ("Mavesa"), at a price of US$0.1416887470 per Share net to the seller in cash less any withholding taxes and without interest thereon, and upon the terms and subject to the conditions set forth in the Offer to Purchase and Supplement. The Venezuelan Offer is open to all holders of Shares. The Venezuelan Offer is being made concurrently with an offer in the United States (the "U.S. Offer" and, together with the Venezuelan Offer, the "Offers") to purchase all outstanding American Depositary Shares ("ADSs"). The U.S. Offer is open to all holders of ADSs.

   THIS MATERIAL IS BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE (DIRECTLY OR INDIRECTLY) THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE SHARE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

   THERE IS NO GUARANTEED DELIVERY PROCEDURE FOR TENDERING SHARES.

   SHARES OF MAVESA COMMON STOCK CAN ONLY BE TENDERED PURSUANT TO THE VENEZUELAN OFFER. AMERICAN DEPOSITARY SHARES MAY ONLY BE TENDERED INTO THE U.S. OFFER.

   Accordingly, we request instruction as to whether you wish to have us tender on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Venezuelan Offer. Your attention is invited to the following:

     1. The consideration per Share is US$0.1416887470 per Share, net to the seller in cash less any withholding taxes and without interest thereon. The consideration is payable, at the election of the tendering shareholder, either in (x) U.S. dollars or (y) Venezuelan Bolivares (converted from U.S. dollars at the exchange rate in effect on the date of payment).

     2. The Venezuelan Offer is being made for all outstanding Shares and is open to all holders of Shares.

     3. Purchaser currently does not have any plans or proposals following completion of the Venezuelan Offer for any subsequent offering period or any second-step merger or other business combination that would cause Shares and ADSs which are not purchased pursuant to the U.S. Offer or Venezuelan Offer to be cashed-out in a merger or similar transaction. Consequently, to receive the consideration offered in the Venezuelan Offer, holders of Shares must tender their Shares into the Venezuelan Offer.

     4. Tendering holders of Shares will not be obligated to pay transfer taxes on the transfer of Shares pursuant to the Venezuelan Offer. However, U.S. federal income tax backup withholding at a rate of 31% may be required, unless the required taxpayer identification number is provided. Additionally, the Caracas Stock Exchange may be required to withhold tax at a rate of 1% on the gross amount of the payments made to those shareholders whose tendered Shares are accepted for payment in the Venezuelan Offer. Certain U.S. persons may be entitled to relief from such withholding under an applicable treaty. See Section 4 of the Supplement.

     5. The Venezuelan Offer and withdrawal rights will expire at 4:00 p.m., New York City time (5:00 p.m., Caracas time), on Tuesday, March 27, 2001, unless the Venezuelan Offer is extended.

     6. The Board of Directors of Mavesa (1) has determined that the terms of the Venezuelan Offer are fair to and in the best interests of the holders of Shares and (2) recommends that all holders of Shares accept the Venezuelan Offer and tender their Shares pursuant to the Venezuelan Offer.

     7. Notwithstanding any other provision of the Venezuelan Offer, payment of the offer price pursuant to the Venezuelan Offer will, in all cases, be made only after timely receipt by the Share Receiving Agent of (a) the Share Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and (b) any other documents required by the Share Letter of Transmittal. Facsimiles of the Share Letter of Transmittal will NOT be accepted. No book-entry transfer procedure is available for tendering Shares in the Venezuelan Offer. No guaranteed delivery procedures are available for the tendering of Shares.

     8. Holders of Shares who are U.S. persons who wish to convert their Shares into ADSs for the purpose of tendering such ADSs into the U.S. Offer may do so without any fees being charged by The Bank of New York (as depositary for the ADSs) for such conversion. If you need any assistance, please contact The Bank of New York or the Information Agent for the Offers at the address and telephone numbers set forth on the back cover of this document.

   The Purchaser's obligation to accept Shares for payment is subject to a number of conditions including, among other things, there being validly tendered in accordance with the terms of the U.S. Offer and the Venezuelan Offer and not withdrawn prior to the expiration date of the Offers that number of Shares and ADSs that, together with Shares and ADSs owned by Primor and Purchaser at the expiration of the Offers, represent at least 65% of the then outstanding Shares, including Shares represented by ADSs. The Venezuelan Offer is also subject to the satisfaction of certain other conditions.

   The Venezuelan Offer is made solely by the Offer to Purchase and Supplement and the related Share Letter of Transmittal. The Purchaser is not aware of any jurisdiction where the making of the Venezuelan Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid statute prohibiting the making of the Venezuelan Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Venezuelan Offer. If, after such good faith effort, the Purchaser cannot comply with such statute, the Venezuelan Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in the jurisdiction in which such statute is in effect. In any jurisdiction where the securities, blue sky or other laws require the Venezuelan Offer to be made by a licensed broker or dealer, the Venezuelan Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction appointed by Purchaser to act as dealer manager in such jurisdiction for the Venezuelan Offer.

   If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

          Instructions with respect to the Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of

                                  Mavesa, S.A.

                                       by

                            Primor Inversiones, C.A.

                          a wholly owned subsidiary of

                             Primor Alimentos, C.A.

   The undersigned acknowledge(s) receipt of your letter and the Venezuelan Offer to Purchase dated February 21, 2001 (the "Offer to Purchase"), the Supplement to the Venezuelan Offer to Purchase dated February 21, 2001 (the "Supplement" and, together with the Offer to Purchase, the "Offer to Purchase and Supplement") and the related Share Letter of Transmittal of Primor Inversiones, C.A. (the "Purchaser"), a corporation organized under the laws of Venezuela and a wholly owned subsidiary of Primor Alimentos, C.A., a corporation organized under the laws of Venezuela, to purchase all outstanding shares of common stock (the "Shares") of Mavesa, S.A., a sociedad anonima organized under the laws of Venezuela, at a price of US$0.1416887470 per Share net to the seller in cash less any withholding taxes and without interest thereon, and upon the terms and subject to the conditions set forth in the Offer to Purchase and Supplement and the related Share Letter of Transmittal.

   This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Supplement and the related Share Letter of Transmittal.

Dated: ________________________, 2001


     Number of Shares to be Tendered:* ____________________________

                                                        SIGN HERE
Acct #: _________________________


                                          -------------------------------------
Dated: __________________________


                                          -------------------------------------
                                                     (Signature(s))

                                          -------------------------------------

                                          -------------------------------------

                                          -------------------------------------
                                             (Print Name(s) and Address(es))

                                          -------------------------------------

                                          -------------------------------------
                                           (Area Code and Telephone Number(s))

                                          -------------------------------------
                                           (Taxpayer Identification or Social
                                                    Security Number)

--------
* Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

     PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT

             The ADS Receiving Agent for the U.S. Offer is as follows:

                              THE BANK OF NEW YORK

          By Mail:                By Facsimile:        By Hand/Overnight Courier:
                            (For Eligible Institutions
  Tender & Exchange Dept.             Only)             Tender & Exchange Dept.
       P.O. Box 11248             (212) 815-6213            101 Barclay St.
   Church Street Station                               Receive and Deliver Window
 New York, N.Y. 10286-1248    Confirm by Telephone:       New York, N.Y. 10286
                                  (212) 815-6173

                                     * * *

       The Share Receiving Agent for the Venezuelan Offer is as follows:

                         Provincial Casa de Bolsa, S.A.
                       Avenida Este O con Avenida Vollmer
                     Centro Financiero Provincial, Piso 14
                                 San Bernardino
                            Caracas 1010, Venezuela
                          Telephone: + (582) 504-5911
                             Fax: + (582) 504-5378

                                     * * *

   Questions and requests for assistance may be directed to the information agent below. Additional copies of the Venezuelan Offer to Purchase, the Supplement to the Venezuelan Offer to Purchase, the Share Letter of Transmittal and other related tender offer materials may be obtained from the information agent. A holder of Shares may also contact a broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offers.

                    The Information Agent for the Offers is:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                 Banks and brokers call collect: (212) 750-5833
                   All others call toll free: (888) 750-5834